Exhibit 5.1

1001 Fleet Street Suite 700 Baltimore, MD 21202-4346 410.576.4000
www.gfrlaw.com

May 23, 2025

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

Ladies and Gentlemen:

We have participated in the preparation of a registration statement on Form S-1 (the “Registration Statement”) of Farmers and Merchants Bancshares, Inc., a Maryland corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale of up to 500,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, under the Farmers and Merchants Bancshares, Inc. 2025 Dividend Reinvestment Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with the preparation of this letter, we have examined copies of (i) the Articles of Incorporation of the Company, (ii) the Amended and Restated Bylaws, as amended, of the Company, (iii) the Registration Statement and the exhibits thereto, and (v) the resolutions adopted by the Company’s Board of Directors relating to the Plan and the Registration Statement (collectively, the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that (i) all Documents submitted to us as originals are authentic, (ii) all Documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all such Documents are genuine, (iv) all public records reviewed or relied upon by us or on our behalf are true and complete, (v) all statements and information contained in the Documents are true and complete, (vi) all signatories to the Documents were legally competent to do so, (vii) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective, and (viii) all of the Shares will be offered and sold or otherwise distributed in the manner contemplated by the Plan. As to any facts material to this opinion letter that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that Shares issued by the Company to participants under the Plan, upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The foregoing opinion is limited to the laws of the State of Maryland, the applicable provisions of the Maryland Declaration of Rights, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law. The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Gordon Feinblatt LLC